Exhibit 10.37

Name:
Number of Shares subject to the Share Option:
Exercise Price Per Share:	$
Date of Grant:
Vesting Commencement Date

LIANBIO

2021 EQUITY INCENTIVE PLAN

NON-STATUTORY SHARE OPTION AGREEMENT

This agreement (this “Agreement”) evidences a share option granted by LianBio, an exempted company organized under the laws of the Cayman Islands (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms of the LianBio 2021 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1. Grant of Share Option. The Company grants to the Participant on the date set forth above (the “Date of Grant”) an option (the “Share Option”) to purchase, pursuant to and subject to the terms set forth in this Agreement and in the Plan, up to the number of Shares set forth above (the “Shares”) with an exercise price per Share as set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Share Option evidenced by this Agreement is a non-statutory option (that is, an option that is not intended to qualify as an ISO) and is granted to the Participant in connection with the Participant’s Employment.

2. Vesting. The term “vest” as used herein with respect to the Share Option or any portion thereof means to become exercisable and the term “vested” with respect to the Share Option (or any portion thereof) means that the Share Option (or portion thereof) is then exercisable. Unless earlier terminated, forfeited, relinquished or expired, the Share Option will vest as follows:

Twenty-five percent (25%) of the total number of Shares subject to the Share Option (rounded down to the nearest whole Share (other than on the fourth anniversary of the Vesting Commencement Date)) shall vest on the first anniversary of the Vesting Commencement Date, the remaining seventy-five percent (75%) vesting monthly over three (3) years beginning on the first anniversary of the Vesting Commencement Date, with the Share Option becoming vested as to 100% of the Shares on the fourth anniversary of the Vesting Commencement Date, subject, in each case, to the Participant remaining in continuous Employment from the Date of Grant through each such vesting date.

3. Exercise of the Share Option. No portion of the Share Option may be exercised until such portion vests. Each election to exercise any vested portion of the Share Option will be subject to the terms and conditions of the Plan and must be in written or electronic form acceptable to the Administrator, signed (including by electronic signature) by the Participant or, if at the relevant time the Share Option has passed to the estate or beneficiary of the Participant or a permitted transferee, by such estate or beneficiary or permitted transferee. Each such written or electronic exercise election must be received by the Company at its principal office or at such other place or by such other party as the Administrator may prescribe and must be accompanied by payment in full of the exercise price (i) in cash, by wire transfer of immediately available funds or by check, (ii) through a broker-assisted exercise program, as described in Section 6(b)(3) of the Plan and otherwise acceptable to the Administrator, or (iii) as otherwise provided in the Plan. Subject to earlier termination as set forth herein or in the Plan (including Section 6(a)(4) of the Plan), the latest date on which the Share Option or any portion thereof may be exercised is the tenth (10th) anniversary of the Date of Grant (the “Final Exercise Date”) and, if not exercised by such date, the Share Option or any remaining portion thereof will thereupon immediately terminate.

4. Cessation of Employment. If the Participant’s Employment ceases, except as expressly provided for in an employment or other agreement between the Participant and the Company that is in effect at the time of such termination, the Share Option, to the extent not then vested, will be immediately forfeited for no consideration, and any vested portion of the Share Option that is then outstanding will be treated as follows:

(a)

Subject to (b) and (c) below, each vested and unexercised Share Option (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to such termination of employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of ninety (90) days following such termination of employment or (ii) the period ending on the latest date on which such Share Option could have been exercised without regard to this Section 4(a), and will thereupon immediately terminate.

(b)

Subject to (c) below, each vested and unexercised Share Option (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to such termination of employment as a result of the Participant’s death or disability, to the extent then exercisable, will remain exercisable for the lesser (i) the one-year period ending on the first anniversary of the date of such termination of employment or (ii) the period ending on the latest date on which such Share Option could have been exercised without regard to this Section 4(b), and will thereupon immediately terminate.

(c)

All Share Options (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the termination of the Participant’s employment will immediately terminate upon such termination if the termination is for Cause, as defined in the Plan, or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

5. Restrictions on Transfer. The Share Option may not be transferred except as expressly permitted Section 6(a)(3) of the Plan.

6. Forfeiture; Recovery of Compensation. By accepting, or being deemed to have accepted, the Share Option, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the Share Option, including the right to any Shares acquired under the Share Option or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any applicable clawback or recoupment policy of the Company. Nothing in the preceding sentence will be construed as limiting the general application of Section 8 of this Agreement.

7. Taxes. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares upon exercise of the Share Option, are subject to the Participant promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) all taxes and other amounts required to be withheld. No Shares will be issued pursuant to the exercise of the Share Option unless and until the person exercising the Share Option has remitted to the Company an amount in cash sufficient to satisfy any withholding requirements, or has made other arrangements satisfactory to the Company with respect to such amounts. The Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required withholdings from any amounts otherwise owed to the Participant, but nothing in this sentence will be construed as relieving the Participant from any liability for satisfying his or her obligation under the preceding provisions of this Section.

8. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. By accepting, or being deemed to have accepted, the Share Option, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

9. Effect on Employment. Neither the grant of the Share Option, nor the issuance of Shares upon exercise of the Share Option, will give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to discharge the Participant at any time, or affect any right of the Participant to terminate his or her Employment at any time.

10. Acknowledgements.

(a)

The grant of the Share Option is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of such awards or any other benefits in the future.

(b)

The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any award, the amount of any award, vesting provisions and purchase price, if any.

(c)

The value of the Share Option is an extraordinary item of compensation outside of the scope of the Participant’s Employment. As such, the Share Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments. The future value of the Shares covered by the Share Option is unknown and cannot be predicted with certainty.

(d)

The Participant authorizes the Company to use and disclose to any agent administering the Plan or providing recordkeeping services with respect to the Plan such information and data as the Company shall request in order to facilitate the grant of the Share Option, the administration of the Share Option and the administration of the Plan.

(e)

The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the Date of Grant.

LIANBIO

By:

Name:

Title:

Agreed and Accepted:

By
[Participant’s Name]

Signature page to Share Option Agreement